ANNTAYLOR
                                   NEWS RELEASE
                                   142 WEST  57TH  STREET  NEW  YORK, N.Y. 10019




                 ANN TAYLOR ANNOUNCES JUNE 2003 SALES RESULTS
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New York, New York, July 10, 2003 - AnnTaylor Stores  Corporation  (NYSE:  ANN)
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announced  today total net sales for the  five-week  period  ended July 5, 2003 increased  7.2  percent to  $136,385,000  over total net sales of  $127,190,000 for the  five-week  period  ended July 6,  2002.  By  division,  net sales were

$73,214,000 for Ann Taylor and $50,801,000 for Ann Taylor Loft.



Comparable  store  sales for the period  decreased  0.2  percent  compared to a comparable  store sales decrease of 1.2 percent for the same  five-week  period last year.  By  division,  comparable  store  sales for  fiscal  June 2003 were down 2.5 percent for Ann Taylor  compared to a 1.4 percent  decrease last year,

and up 2.1  percent for Ann Taylor  Loft  compared  to a 0.6  percent  decrease last year.



Ann Taylor  Chairman,  J. Patrick  Spainhour,  said, "We continue to be pleased with our client's  response to Ann Taylor  Loft's  product  offering.  Positive sales  trends  since  April have led to 3 months of positive  comparable  sales performance  for the division.  The  combination of great fashion,  color,  and tremendous  value  continue to set us apart.  Woven shirts,  casual  separates,

suits, and fashion accessories were standouts during the month.



"At Ann Taylor,  suits and dresses  performed  well,  however,  we continued to experience  fashion  misses in certain  product  categories  in June,  much the same as  experienced  during the  spring  season.  We look  forward to the fall season where  improved  color and fashion  elements are  anticipated to be more in line with client expectations."



Mr.  Spainhour  continued,  "As we enter the month of July we are pleased  with our inventory  position.  Total inventory levels at the end of June,  including goods  attributable  to Ann Taylor Global  Sourcing,  were flat on a per square foot  basis  compared  to last year.  By  division,  inventory  levels on a per square foot basis were up slightly  for Ann Taylor,  and down  slightly for Ann

Taylor Loft  compared to last year.  We continue to expect  earnings  per share for the  second  quarter  in the  range  of  $0.39 - $0.41  and  total  Company comparable store sales in the low single digit positive range."



For the quarter,  comparable  store sales at Ann Taylor are expected to be flat to low single  digit  positive  and  comparable  store sales at Ann Taylor Loft are  expected  to be low  single  digit to  mid-single  digit  positive.  Total

Company  comparable  store sales for July are  expected to be flat,  consistent in both divisions.



Geographically,  sales  results  were  weakest in the  Northeast  region of the country.  These results were consistent across both divisions.



During the month,  the  Company  opened two Ann Taylor  Loft stores and one Ann

Taylor  Factory  store,  and closed one  existing  Ann  Taylor  Factory  store.

Total  store  count at fiscal  month end was 603,  comprised  of 350 Ann Taylor stores,  226 Ann Taylor Loft stores,  and 27 Ann Taylor Factory  stores.  Total square  footage  at the end of fiscal  June  increased  8.1  percent  over last year.

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                                                                    ANNTAYLOR
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For the  fiscal  year-to-date  period  ended July 5, 2003,  the  Company's  net sales  totaled  $625,773,000,  up 6.4 percent  from  $587,912,000  for the same period in fiscal  2002.  By  division,  net sales for the  fiscal  year-to-date period  were  $352,344,000  for Ann  Taylor  and  $218,244,000  for Ann  Taylor

Loft.  Comparable  stores sales for the fiscal  year-to-date  period  decreased

1.9  percent  over  the  same  period  last  year.  Comparable  store  sales by division  for the fiscal  year-to-date  period  were down 3.5  percent  for Ann

Taylor and up 1.0 percent for Ann Taylor Loft.



Ann  Taylor  is one of  the  country's  leading  women's  specialty  retailers,

operating  603 stores in 42 states,  the  District of Columbia and Puerto Rico,

and also an Online Store at www.anntaylor.com.
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For more  information,  please  call  (866)  214-2661  to listen to Ann  Taylor

Stores Corporation's monthly sales recording.  No access code is required.



FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe acute respiratory syndrome, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.
                                     # # #

   Contact:

   Barry Erdos
   Chief Operating Officer
   (212) 541-3318

   Doreen Riely
   Director of Investor Relations
   (212) 541-3484






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